EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TEJON RANCH CO. & MAJOR ENVIRONMENTAL GROUPS REACH DEAL

Agreement balances conservation and planned development

on the 270,000-acre Tejon Ranch

TEJON RANCH, CALIF. (May 8, 2008) Tejon Ranch Co. (NYSE: TRC) announced today that it has reached agreement with the country’s largest and most respected environmental resource organizations on a conservation and land use plan for the 270,000-acre Tejon Ranch.

The agreement between Tejon Ranch Co., The Sierra Club, Natural Resources Defense Council, Audubon California, Planning and Conservation League and the Endangered Habitats League, would result in the permanent conservation of a significant portion of the Ranch’s landholdings while guaranteeing that the signatory environmental organizations would not oppose the Company’s development plans for approximately 30,000 acres located on the western edge of the Ranch: the planned communities of Centennial and Tejon Mountain Village, and a development project at the base of the Grapevine in the area adjacent to Tejon Industrial Complex.

“Without a doubt, this agreement is good for the Company and its shareholders,” said Michael H. Winer, Portfolio Manager for Third Avenue Management LLC, the company’s largest shareholder, and member of the Tejon Ranch Co. Board of Directors. “It’s the key to unlocking the value of Tejon Ranch. By removing the potential obstacles that have plagued similar development efforts in California, we’ll be able to move ahead with the entitlement processes on our current development projects in a much more timely fashion.”

The agreement calls for Tejon Ranch Co. to commit to phased conservation over the next several decades. Through a combination of dedicated conservation easements, either initially dedicated or tied to project approvals, and designated project open space areas, Tejon Ranch Co. will permanently protect approximately 178,000 acres. The agreement also lays the groundwork for the purchase, at a price determined by a state appraisal process, of an additional 62,000 acres of Ranch land, resulting in a total of 240,000 acres of conserved land. Under the agreement, the Ranch will also be able to continue with its historic revenue producing activities on those lands.

The agreement is an outgrowth of the vision for its land that Tejon Ranch Co. has been articulating for years, a vision that included extensive conservation.

Over the years, Tejon Ranch Co. had routinely engaged in conversations with environmental groups and government agencies that could have an interest in or influence over the planned future activities on its land. Those conversations evolved into two years of formal negotiations with the signatory environmental organizations.

“Our vision has been to preserve California’s legacy and provide for California’s future, and this agreement does exactly that,” said Robert A. Stine, President and CEO of Tejon Ranch Co. “The agreement we’ve reached is good for conservation, good for California and good for the company and its shareholders.”

The agreement is strongly supported by key state government officials, including California Governor Arnold Schwarzenegger, the Secretaries of the California Department of Resources and the California Environmental Protection Agency, the Directors of the California Departments of Fish and Game and Parks and Recreation, along with the Director of the Wildlife Conservation Board and the Chair of the State Water Resources Board.

“The success of environmental organizations and Tejon Ranch Co. in reaching this historic agreement to protect a California treasure illustrates something that I have stressed since taking office — we can protect California’s environment at the same time we pump up our economy,” Governor Arnold Schwarzenegger said.

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Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

Contact:	Barry Zoeller, VP of Corporate Communications

bzoeller@tejonranch.com

Allen Lyda, VP & CFO

alyda@tejonranch.com

(661) 248-3000